POWER OF ATTORNEY

I, Gabrielle Corrent, hereby appoint Aleksandra A. Miziolek, Joanna M. Totsky and Denise Balog as alternate attorneys-in-fact, each having the full and lawful authority, individually, to execute and file in my name and on my behalf any forms, including amendments, that I am required to file pursuant to Section 16(a) of the Securities Exchange Act of 1934, and any and all amendments thereto; such forms and each such amendment to be in such form and to contain such terms and provisions as said attorneys shall deem necessary or desirable.  This Power of Attorney is effective as of the date hereof and may be revoked by me in writing at any time.

IN WITNESS WHEREOF, the undersigned has duly executed this instrument as of the 5th day of December, 2018.

/s/ Gabrielle Corrent
Gabrielle Corrent

STATE OF MICHIGAN)
     ) ss
COUNTY OF OAKLAND)

On this December 5, 2018, before me, a Notary Public in and for said county, personally appeared Gabrielle Corrent to me known, who, being by me duly sworn, executed the attached Power of Attorney in my presence, acknowledging that she acted of her own free will and deed.

/s/ Christine J. Shirkey
Christine J. Shirkey, Notary Public
My Commission Expires: 01/30/2024